PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1997)

                                  $200,000,000

                      AMERICAN GENERAL FINANCE CORPORATION
                     5.80% SENIOR NOTES DUE MARCH 15, 2002
                            ------------------------

                 INTEREST PAYABLE ON MARCH 15 AND SEPTEMBER 15

                            ------------------------

                WE WILL NOT REDEEM THE NOTES PRIOR TO MATURITY.

                            ------------------------

                   PRICE 99.890% AND ACCRUED INTEREST, IF ANY

                            ------------------------

                                                                UNDERWRITING
                                             PRICE TO          DISCOUNTS AND             PROCEEDS TO
                                              PUBLIC            COMMISSIONS                COMPANY
                                           -------------       --------------        --------------------
PER NOTE................................      99.890%              .024%                   99.866%
TOTAL...................................   $199,780,000           $48,000                $199,732,000

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE NOTES TO PURCHASERS ON MARCH 12, 1999.

                            ------------------------

                           MORGAN STANLEY DEAN WITTER

MARCH 9, 1999

                                TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           -----
Description of Notes ....................................................   S-3
The Underwriter .........................................................   S-4

                                   PROSPECTUS

Available Information ...................................................    2
Incorporation by Reference ..............................................    2
The Company .............................................................    3
Use of Proceeds .........................................................    3
Selected Financial Information ..........................................    4
Ratio of Earnings to Fixed Charges ......................................    4
Description of Debt Securities ..........................................    5
Description of Warrants .................................................   12
Plan of Distribution ....................................................   13
Legal Opinions ..........................................................   14
Experts .................................................................   14

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus dated July 2, 1997. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, only the notes described in this prospectus supplement and the accompanying prospectus, and we are offering to sell and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the notes. In this prospectus supplement, the "Company," "we,"
"us" and "our" refer to American General Finance Corporation.

                              DESCRIPTION OF NOTES

     THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED HEREBY SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF DEBT SECURITIES SET FORTH IN THE PROSPECTUS UNDER THE CAPTION "DESCRIPTION OF DEBT SECURITIES."

GENERAL

     The Notes are to be issued as a series of Debt Securities under the Indenture, which is more fully described in the prospectus. Certain terms used herein are defined in the prospectus.

     The Notes are to mature on March 15, 2002 and bear interest at the rate set forth on the cover page of this prospectus supplement payable semi-annually on March 15 and September 15, commencing September 15, 1999, to the registered holders thereof on the preceding March 1 or September 1, as the case may be.

     The Notes are not redeemable at the option of the Company or repayable at the option of any holder prior to maturity.

     The Notes will be issued as global Debt Securities. See "Description of Debt Securities -- Global Debt Securities" in the accompanying prospectus. The Depository Trust Company ("DTC") will be the Depository with respect to the Notes. The Notes will be issued as fully-registered securities in the name of Cede & Co., DTC's partnership nominee, and will be deposited with DTC.

BOOK-ENTRY NOTES

     DTC has advised the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC and facilitates the settlement among Participants of securities transactions in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriter), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Commission.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the underwriter in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

                                THE UNDERWRITER

     Under the terms and subject to the conditions contained in an underwriting agreement (the "Underwriting Agreement"), Morgan Stanley & Co. Incorporated as the underwriter has agreed to purchase, and the Company has agreed to sell to the underwriter, $200,000,000 principal amount of the Notes.

     The Underwriting Agreement provides that the obligation of the underwriter to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the Notes if any are taken.

     The Company has been advised by the underwriter that the underwriter proposes to offer the Notes to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of .025% of the principal amount per Note. The underwriter may allow and such dealers may reallow a discount not in excess of .010% of the principal amount per Note on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Notes are a new issue of securities with no established trading market. The underwriter has informed the Company that it intends to make a market in the Notes but is under no obligation to do so and such market making may be terminated at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes.

     In order to facilitate the offering of the Notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriter may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover overallotments or to stabilize the price of the Notes, the underwriter may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

     From time to time, the underwriter and certain of its affiliates and associates have engaged and may engage in transactions with, and/or perform services, including investment banking and general financing and banking services, for the Company and its affiliates in the ordinary course of business.

     The Company has agreed to indemnify the underwriter against certain liabilities including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriter may be required to make in respect thereof.

     Expenses payable by the Company are estimated at $150,000, excluding underwriting discounts and commissions.